CORRECTED

NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

Lufkin Industries Reports Second Quarter 2012
Earnings from Continuing Operations

•	Company lowers 2012 earnings guidance

•	Bookings reach a new quarterly record of $402 million

•	Revenues up 35% year-over-year

•	Backlog up 33% year-over-year

•	Company to host a conference call today at 10:00 A.M. Eastern Time

LUFKIN, Texas, July 30, 2012– Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the second quarter of 2012.
While revenues for the second quarter of 2012 increased 35% to $305.6 million compared to $226.8 million for the second quarter of 2011, and 9% from the first quarter of 2012, adjusted net earnings came in below guidance, primarily due to problems in the Company’s Argentina operations, increased manufacturing spending in North America, and lower revenues in gas related markets and in the U.S. Power Transmission division.
Net earnings for the second quarter of 2012 increased to $19.3 million, or $0.57 per diluted share, from $18.5 million, or $0.60 per diluted share for the second quarter of 2011. Excluding the $0.09 per diluted share impact of expenses related to prior-period pension re-measurement, class action settlement costs and acquisition related expenses, adjusted net earnings for the second quarter increased 21% to $22.4 million, or $0.66 per diluted share.
John F. “Jay” Glick, president and chief executive officer of Lufkin, stated, “Argentina continued to negatively impact our second quarter earnings as a result of labor unrest that disrupted normal manufacturing and field service operations.  The current operational challenges in Argentina also impacted our customers’ ability to accept deliveries.  However, we received several large multi-quarter orders from major customers in Argentina very late in the second quarter.  Since these orders had been expected early in the quarter, the delay in order placement resulted in a shortfall in revenues and lower utilization levels at the factory and in the field.  Additionally, a large order for automation equipment for Romania that was anticipated earlier in the year, slipped into the third quarter.  We now have that order, but the revenue that we expected early in the second quarter was delayed until the third quarter.  As a result, we were not able to offset the increased spending associated with the new staffing costs in Romania.
“Low natural gas prices are also continuing to hinder the performance of ILS and PHL, which supply plunger lift, gas lift and hydraulic lift equipment.  We have been transitioning our operations and service focus for these products away from dry gas plays towards liquids-rich areas, but we’ve been unable to fully offset the impact of the drop in gas production and coalbed methane dewatering activities by our customers in specific regions.
“Net earnings were also impacted by higher than expected post-implementation expenses for our new SAP system. While these expenses have started to decline, we continue to incur expenses higher than anticipated in our original guidance for the year.
“Despite the difficulties we encountered during the quarter, we had another outstanding quarter for new bookings in our Oilfield segment.  New pumping unit, automation and service revenues continue to be strong in the Bakken, Eagle Ford Shale and Permian Basin, as producers become increasingly focused on oil plays and gas plays with high liquids yields. International orders in oilfield services also were very strong in the second quarter, and we expect that momentum to continue for the remainder of the year.
“While our pumping unit revenues in Canada were below forecast because of the early winter breakup, followed by rain that restricted field access, performance from our Canada-based Quinn’s unit exceeded our expectations in the second quarter, and demand remained strong for Quinn’s downhole rod pumps.  We expect a continued ramp-up in both U.S. and international orders throughout the remainder of the year for Quinn’s products.  Zenith, the down-hole gauge and data analysis provider we acquired early this year, is performing well.  The integration activities are proceeding as planned.
“Overall, despite a challenging second quarter, supply chain improvements and the added capacity at our U.S. manufacturing facilities, combined with solid contributions from our recently acquired businesses, are generating improved consolidated margins.  The cost of adding manpower in our U.S. manufacturing facilities, including training costs, creates a drag on efficiency and has meant that top line growth came at a higher cost than we had planned in the second quarter.  As we improve efficiency, we expect greater leverage on new manufacturing personnel.”

SECOND QUARTER RESULTS

Oilfield Division – Oilfield sales for the second quarter of 2012 increased 42% to $253.3 million from $178.9 million in the second quarter of 2011 and grew 7% from the first quarter of 2012.  The sequential increase was driven primarily by new pumping unit sales, automation and servicing.  Automation revenues were up 36% over the prior-year period and up 25% sequentially from the first quarter.  Geographically, Oilfield revenue remains strong, especially in the Bakken and Eagle Ford plays in North America.  Gross margin, excluding the impact of the prior period pension re-measurement for the Oilfield Division, was 25.3% compared to 24.3% in the second quarter of 2011.  Oilfield margins were slightly lower than guidance primarily due to headcount additions in our pumping unit manufacturing operations in Texas and Romania as we incrementally added capacity to deal with the growing volume of products to satisfy the higher than forecast bookings.  In addition, we had higher-than-expected maintenance costs, primarily at the Company’s main Texas manufacturing plant.  As mentioned previously, Argentina weighed on divisional performance with higher labor costs related to our new labor contract, continued material inflation, and delays in orders that compromised forecast utilization and reduced top line performance.”
Oilfield’s new order bookings increased 81% to $352.9 million from $195.3 million a year ago and were up 27% from $278.9 million in the prior quarter.  The increase was mainly due to increased orders for automation and for new pumping units.  Geographically, we saw the strongest bookings in the Bakken, Eagle Ford and Permian Basin in the U.S.; and in Argentina, Egypt and the Arabian Gulf region.  Oilfield’s backlog increased 58% to $306.7 million at the end of the second quarter from $195.3 million a year earlier and was up 48% sequentially.
Power Transmission Division – Revenues from Power Transmission Division products and services increased 9% to $52.3 million from $47.8 million in the second quarter of 2011 and were up 20% compared to $43.5 million in the first quarter of 2012. Activity in this division continued to be driven by energy-related projects worldwide.  Gross margin, excluding the impact of the prior period pension re-measurement for the Power Transmission Division, was 26.5%, compared to 29.0% in the second quarter of 2011.
New order bookings of $48.8 million in Power Transmission decreased 3% from $50.4 million in the second quarter of 2011 and decreased 14% sequentially.  New bookings in France slowed substantially compared to an exceptionally strong first quarter.  The Power Transmission backlog declined 7% to $117.0 million at the end of the second quarter from $125.3 million a year earlier and was down 3% sequentially.
Consolidated – Gross profit margin, excluding the impact of the prior period pension re-measurement for the second quarter, was 25.5% of revenues, compared to 25.3% a year ago and 24.2% in the first quarter of 2012.  The margin improvement versus both prior periods was the result of improved factory utilization in the Oilfield segment and some price improvement.
Consolidated bookings totaled $401.8 million, an increase of 63% compared to the prior year period and a 20% sequential increase.  The Company’s combined order backlog increased 33% from a year ago and 29% sequentially to $423.7 million.
Before special items, operating income increased almost 31% to $38.0 million in the second quarter, compared to $29.0 million in the prior year’s second quarter. Selling, general and administrative (SG&A) expenses before special items increased to $40.0 million in the second quarter compared to $28.3 million in last year’s second quarter. As a percentage of revenues, SG&A expenses increased to 13.1% from 12.5%.

OUTLOOK

“We implemented modest price increases for many of our Oilfield products in the last half of 2011,” Glick said.  “However, our ability to maintain those prices will depend on the stability of the oil price environment. That said, we continue to see even price sensitive customers value our reliability, short lead times, and experienced service support.
“While we expect the pace of orders to remain brisk, we may see third quarter bookings decline sequentially, because several customers placed large orders, covering multiple quarter requirements during the second quarter.
“Although we cleared a number of hurdles in Argentina during the second quarter by agreeing to a new labor contract and securing the orders necessary to put the plant back on a level footing with a very solid shop load for the balance of the year, Argentina will continue to be an area of risk so long as the labor unrest and political uncertainty loom around the oil and gas industry in that country.
Much of the shortfall in earnings that we saw in the second quarter was primarily associated with ramping up production at several manufacturing facilities to meet growing demand, including Quinn’s in Canada and our beam pumping unit manufacturing operation in Texas.  Construction and commissioning of our new Romania facility is slightly ahead of schedule and we still anticipate phasing-in that added capacity starting in the fourth quarter.
“International business is picking up for our Oilfield Division, both in Latin America and the Eastern Hemisphere.  These orders tend to be comprised of larger quantities, covering multiple periods, unlike some of the North American buying patterns.
“The outlook for Power Transmission is largely tied to large energy infrastructure projects and the broader, global economy.  We have seen the timing on placing these large projects continue to move to the right as demand for downstream products is re-examined and project budgets are reviewed.  Longer term, lower feedstock prices are expected to exert a positive force for petrochemical construction and for gas turbine generator sets in the power generation segments we serve.
“Given the uncertainty in Argentina, the drift in timing of large infrastructure projects for Power Transmission products, as well as the broader concerns about supply and demand imbalances that may impact crude oil prices and create sudden revisions in North American demand for our products,  we are revising our full year 2012 guidance.  We currently estimate third quarter revenues to be in the range of $330 to $340 million and net earnings in the range $0.70 to $0.80 per diluted share.  For the full year, we now expect consolidated revenues to range between $1.25 billion and $1.27 billion and earnings to be between $3.00 and $3.20 per diluted share, before adjusting for special items.”

CONFERENCE CALL

Lufkin will discuss its second quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00a.m.Central Time).  To listen to the call, dial 480-629-9643 and ask for the Lufkin Industries call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed at www.lufkin.com in the Events and Presentations section of Lufkin’s Investor Relations page.  A telephonic replay will be available through August 16, 2012, by dialing 303-590-3030 and entering reservation number 4552144#.

Lufkin Industries, Inc. sells and services oilfield pumping units, well automation systems, gas lift and plunger lift systems, progressing cavity pumps, well completion products, foundry castings and power transmission products throughout the world.  Lufkin has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Sales	$305,644	$226,759	$585,180	$421,156
Cost of sales	229,111	169,395	441,110	317,598
Gross profit	76,533	57,364	144,070	103,558
Selling, general and administrative
expenses	40,963	28,348	77,188	55,088
Litigation reserve	340	-	340	-
Acquisition expenses	1,375	-	8,693	-
Operating income	33,855	29,016	57,849	48,470

Other income (expense), net	(3,404)	(188)	(7,172)	(265)

Earnings before income tax provision	30,451	28,828	50,677	48,205

Income tax provision	11,138	10,378	20,470	17,354

Net earnings	$19,313	$18,450	$30,207	$30,851

Net earnings per share:

Basic	$0.57	$0.61	$0.93	$1.01

Diluted	$0.57	$0.60	$0.92	$1.00

Dividends per share	$0.125	$0.125	$0.250	$0.250

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Jun. 30,	Dec. 31,
	2012	2011
Current assets	531,860	435,482
Total assets	1,365,240	1,096,705
Current liabilities	161,997	141,752
Long-term debt	313,579	332,500
Shareholders' equity	756,912	507,533
Working capital	369,863	293,730

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2012	2011	2012	2011
Sales:
	Oilfield	$253,304	$178,921	$489,310	$332,644
	Power Transmission	52,340	47,838	95,870	88,512

	Total	$305,644	$226,759	$585,180	$421,156

			June 30,	March 31,	June 30,
			2012	2012	2011
Backlog:
	Oilfield		$306,746	$207,125	$195,254
	Power Transmission		116,989	120,493	125,276

	Total		$423,735	$327,618	$320,530

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Earnings from continuing operations	$19,313	$18,450	$30,207	$30,851
Plus:
Acquisition expenses	1,375	-	8,385	-
Class action litigation	221	-	221	-
Pension remeasurement	1,548	-	1,548	-
General liability accrual	-	-	-	640
IP legal expense	-	-	-	544

Adjusted net earnings from continuing operations	$22,457	$18,450	$40,361	$32,035

Diluted earnings per share:

Net earnings	$0.57	$0.60	$0.92	$1.00
Plus:
Acquisition expenses	0.04	-	0.26	-
Class action litigation	0.01	-	0.01	-
Pension remeasurement	0.04	-	0.04	-
General liability accrual	-	-	-	0.02
IP legal expense	-	-	-	0.02
Adjusted net earnings	$0.66	$0.60	$1.23	$1.04

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